LYRIS, INC., REPORTS FIRST QUARTER RESULTS

COMPANY REPORTS IN EXCESS OF 400 LYRIS HQ CUSTOMERS

     EMERYVILLE, CA), November 5, 2008—Lyris, Inc., (OTCBB: LYRI), the online marketing expert, today reported results for the first quarter of fiscal 2009.

     For the quarter ended September 30, 2008, Lyris reported revenues of $11.0 million, compared with revenues of $10.7 million in the first quarter of fiscal 2008. The revenue breakout for the quarter included subscription software, 74 percent; licensed software, 10 percent; support and maintenance, 13 percent; and professional services, three percent.

     On a GAAP basis, the company reported a net loss of $1.1 million, or $0.01 per share. This compares with a net loss of $24,000, or $0.00 per share, in the same period a year ago.

     On a non-GAAP basis, Lyris reported a net loss of $196,000, or $0.00 per share, versus non-GAAP net income of $1.2 million, or $0.01 per diluted share, in the first quarter of fiscal 2008. Material exclusions from the non-GAAP results exclude amortization of intangibles of $868,000, and $1.0 million and stock-based compensation expense of $34,000 and $117,000 in the first quarters of 2009 and 2008, respectively.

     The company said that adjusted EBITDA in the first quarter of 2009 was $351,000 versus $2.0 million a year ago. Adjusted EBITDA is earnings before net interest expense, taxes, depreciation and amortization expense, non-cash stock compensation expense, impairment charges, other income and gains or losses on disposal of discontinued operations.

     A reconciliation between GAAP and non-GAAP net income and between GAAP net income and adjusted EBITDA can be found in this news release and at www.lyrisinc.com.

     “Lyris HQ, our leading integrated online marketing platform, continued to achieve increasing market acceptance and drive revenue growth during the quarter. In addition to adding 60 new direct customers in the past six weeks, we have nearly doubled the number of sub accounts with advertising and marketing agencies,” said Luis Rivera, chief executive officer of Lyris.

     “While we grew revenues, we also reduced our operating expenses by nearly $1 million versus the prior quarter as we are successfully leveraging our prior investments in the new platform.

     “We are increasing the company’s competitive advantage with Lyris HQ through continuous improvements to the offering and the sales and marketing programs that effectively position us as the source for online marketing solutions. We look for continued growth during the balance of fiscal 2009,” Rivera added.

Conference Call

     The company will hold a conference call today, November 5, at 8 a.m., Pacific Standard Time (11 a.m., Eastern Standard Time). The teleconference can be accessed by calling (480) 629-9031, passcode 3936785, or via the Internet at www.lyrisinc.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the call will be available through Wednesday, November 12, at (303) 590-3030, passcode 3936785, or via the company’s website at www.lyrisinc.com

Non-GAAP Financial Measures

     In this release and during our conference call as described above, we use or plan to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”). A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

     We believe the calculation of non-GAAP net income (loss), calculated without acquisition-related amortization or impairment charges, non-cash stock compensation expense and gains or losses on discontinued operations and certain other measures provides a meaningful comparison to our net income (loss) figures. Management does not consider these measures that are excluded to be related to the company’s ongoing core operating performance and therefore non-GAAP net income provides a basis for comparison of the company’s operating results across other periods and against other companies in our industry. We also believe that adjusted EBITDA, which we calculate as net income (loss) on a GAAP basis, less interest, taxes, depreciation, amortization, non-cash stock compensation expense, impairment charges, other income and against or losses on discontinued operations is an indicator of the company’s cash flows. This measure is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under the rules and regulation promulgated by the U.S. Securities and Exchange Commission.

About Lyris, Inc.

     Lyris, Inc., (OTCBB: LYRI.OB) is the online marketing expert delivering the right mix of software technology and industry knowledge to help its customers simplify their marketing efforts and optimize campaign ROI. Through the delivery of the industry’s first on-demand integrated marketing suite, Lyris HQ, and knowledge-sharing community, www.lyrishq.com, to secure and reliable on-premise solutions, including Lyris ListManager, Lyris provides customers the right tools to optimize the management, collaboration and execution of their online marketing initiatives. These sophisticated, yet easy-to-use, tools provide marketers a suite of best-of-breed applications for managing email marketing campaigns, publishing and managing Web site content creating landing pages, optimizing Web sites and managing pay per click campaigns. Clients include Nokia, Adobe, PalmSource, Johns Hopkins University and Jupitermedia. For more information, please visit www.lyris.com. The company is based in Emeryville, California.

Contacts:

Richard McDonald
Director, Investor Relations
Lyris, Inc.
(610) 688-3305
rmcdonald@lyris.com

Erick Mott
Communications Director
Lyris, Inc.
(510) 844-2188
emott@lyris.com

Neal Rosen
Ruder-Finn
(415) 692-3058
rosenn@ruderfinn.com

Lyris, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except for per share data)
Three Months Ended September 30

	2008	2007
Revenues:
Subscription revenue	$8,108	$7,044
Other services revenue	1,713	1,805
Software revenue	1,138	1,851
Total revenues	10,959	10,700
Cost of revenues:
Subscription, software and other services	3,727	3,114
Amortization of developed technology	479	602
Total cost of revenue	4,206	3,716
Gross profit	6,753	6,984
Operating expenses:
General and administrative expenses	3,056	3,060
Research & development	562	349
Sales & marketing	3,601	2,577
Amortization and impairment of customer
relationship trade names	389	433
Total operating expenses	7,608	6,419
(Loss) income from operations	(855)	565
Interest income	-	2
Interest expense	(133)	(354)
Other income	-	5
(Loss) income from continuing operations
before income taxes	(988)	218
Income tax provision	(110)	190
(Loss) income from continuing operations	(1,098)	28

Loss on disposal of discontinued operations,
net of tax	(6)	(52)
Net loss	(1,104)	(24)
Net loss per share basic and diluted	$(0.01)	$(0.00)
Weighted average shares outstanding used
in calculating net loss per share:
Basic and diluted	103,222	96,360

Lyris, Inc.
Reconciliation of Net Income to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)
Three months Ended September 30,

	2008	2007
Net loss	(1,104)	(24)
Stock-based compensation expense	34	117
Amortization of intangibles	868	1,035
Other income	-	(5)
Loss on discontinued operations	6	52

Non-GAAP net income	(196)	1,175

Net (loss) income per share basic	$(0.00)	$0.01
Net (loss) income per share diluted	$(0.00)	$0.01

Shares used to compute net income per share:
Basic	103,221	96,360
Diluted	103,221	98,889

Non-GAAP net income excludes stock-based compensation expense, amortization of intangibles, other income, gain on debt extinguishment and gains or losses from discontinued operations. Management believes that non-GAAP net income provides useful, supplemental information to management and investors regarding the performance of the company’s business operations. Non-GAAP net income is not a measure determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and is thus susceptible to varying calculations. As presented, this measure may not be comparable to similarly titled measures that other companies may disclose. Non-GAAP net income should not be considered in isolation or construed as a substitute for other measures of profitability prepared in accordance with GAAP for purposes of analyzing our financial performance or profitability. Non-GAAP net income should be considered in addition to, and not as a substitute or as superior measure to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP.

Lyris, Inc.
Reconciliation of Net income to Adjusted EBITDA
(Unaudited, in thousands)
Three Months Ended September 30,

	2008	2007
Net loss	(1,104)	(24)
Interest expense, net	133	352
Income tax provision	110	190
Depreciation and amortization	1,172	1,273

Total EBITDA	311	1,791

Stock-based compensation expense	34	117
Other income	-	(5)
Loss on disposal of discontinued operations	6	52

Total Adjusted EBITDA	351	1,955

Adjusted EBITDA is calculated as earnings before net interest expense, taxes, depreciation and amortization expense, stock-based compensation expense, other income and gains or losses on disposal of discontinued operations. Adjusted EBITDA is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity, and the company uses adjusted EBITDA to evaluate financial performance and to award incentive compensation for certain employees, including our chief executive officer. We believe that adjusted EBITDA also provides useful measurements of liquidity and financial performance for our investors.